Exhibit 99.1

Acceleron Pharma Reports Fourth Quarter and Year Ended 2013 Financial Results

Strong financial position and positive clinical data from several phase 2 clinical trials
Initiation of a phase 3 clinical trial in beta-thalassemia expected by the end of 2014 or early 2015

Cambridge, Mass. — February 26, 2014 (Business Wire) — Acceleron Pharma Inc. (NASDAQ: XLRN), a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of novel protein therapeutics for cancer and rare diseases, today provided a corporate update and reported financial results for the fourth quarter and year ended December 31, 2013.

“We are excited by the encouraging interim phase 2 data for both sotatercept and ACE-536 in patients with beta-thalassemia, and we are looking forward to reporting new data from ongoing phase 2 studies in patients with myelodysplastic syndromes, end-stage renal disease and renal cell carcinoma in the first half of 2014,” said John Knopf, Ph.D., Chief Executive Officer of Acceleron.  “Our three clinical candidates continue to advance across nearly a dozen Phase 2 studies and we plan to bring a new candidate, designed to increase muscle mass and strength, into clinical development in the second half of this year.  Our goal to initiate the Company’s first phase 3 clinical trial in beta-thalassemia by the end of the year or the first quarter of next year will be an exciting milestone for us and the beta-thalassemia community.”

Recent Highlights

Sotatercept

•                  Presentation of interim data from phase 2 study of sotatercept in β-thalassemia patients — Acceleron announced on December 9, 2013, that its collaboration partner, Celgene, reported new interim data of sotatercept in patients with beta-thalassemia at the 55th American Society of Hematology (ASH) Annual Meeting. Interim data presented from the ongoing phase 2 trial demonstrate dose dependent increases in hemoglobin across the three dose levels presented (0.1, 0.3 and 0.5 mg/kg) in non-transfusion dependent beta-thalassemia patients.  Furthermore, increases in hemoglobin of at least 1-2 g/dL were observed in nearly all non-transfusion dependent patients at the 0.3 and 0.5 mg/kg dose levels.

•                  Early signs of activity from phase 2a study of sotatercept in end-stage renal disease patients — An interim analysis indicated sotatercept produces dose dependent increases in hemoglobin in end-stage renal disease patients on hemodialysis.

•                  Initiation of a phase 2b study of sotatercept in end-stage renal disease patients — Celgene initiated a phase 2b study of sotatercept for which Acceleron earned and received a $7.0 million milestone payment in December 2013.

ACE-536

•                  Initial interim data from phase 2 study of ACE-536 in β-thalassemia patients — Interim data from the first three dose levels in the ongoing phase 2 study demonstrated dose dependent increases in hemoglobin.

Dalantercept

•                  Enrollment underway in the expansion cohort of the phase 2 trial of dalantercept in combination with axitinib in patients with renal cell carcinoma (RCC) — Acceleron completed enrollment in all dose escalation cohorts and is now enrolling patients in the expansion cohort in part 1 of this two part study.

•                  Dalantercept phase 1 study results published — The results from the phase 1 clinical trial of dalantercept in adults with solid tumors were published in January in Clinical Cancer Research showing that dalantercept exhibited a safety profile distinct from that of VEGF inhibitors and displayed multiple signs of antitumor activity.

Other business highlights

•                  Acceleron added to the Russell 2000® index — On December 20, 2013, Acceleron was selected for addition to the Russell 2000®, Russell 3000® and Russell Global® Indexes as part of Russell Investments’ quarterly addition of select recent initial public offering (IPO) companies.

•                  Follow-on offering — On January 28, 2014, Acceleron closed a follow-on offering of 2,760,000 shares of common stock.  The aggregate net proceeds to the Company, after underwriting discounts and commissions and other estimated offering expenses, were approximately $129.0 million.  The addition of the net proceeds of this financing to the 2013 year-end cash balance of $113.2 million is expected to provide the Company funding into the second half of 2017.

Financial Results

•                  Cash Position — Cash and cash equivalents as of December 31, 2013 were $113.2 million, compared to $39.6 million at December 31, 2012. The cash increase was primarily driven by total net proceeds of $96.8 million from, collectively, Acceleron’s initial public offering and the concurrent $10 million side-by-side private placement of common stock to Celgene. Acceleron expects that its cash and cash equivalents balance as of December 31, 2013, together with the net proceeds of $129.0 million raised in the follow-on public offering on January 28, 2014, will be sufficient to fund the Company’s operations into the second half of 2017.

•                  Revenue - Collaboration revenue was $11.5 million for the fourth quarter of 2013 and $57.2 million for the year ended December 31, 2013, compared to $4.0 million and $15.3 million for the comparable periods in 2012. The increase for the fourth quarter of 2013 compared to the comparable period in 2012 was primarily driven by the $7.0 million milestone from Celgene’s initiation of a phase 2b clinical trial of sotatercept in patients with end stage renal disease on hemodialysis earned and received in December 2013. The increase in 2013 collaboration revenue compared to 2012 was primarily driven by  a $16.7 million increase in deferred revenue recognition caused by the termination of the Shire collaboration in the second quarter of 2013, a $10.0 million milestone earned in the first quarter of 2013 in connection with our Celgene collaboration for the first patient dosed in a phase 2 trial of ACE-536, a $7.0 million milestone earned in the fourth quarter of 2013 due to Celgene’s initiation of a phase 2b clinical trial of sotatercept in patients with end stage renal disease on hemodialysis, and an increase in cost-sharing revenue of $7.7 million.

•                  R&D Expenses — Research and development expenses were $10.2 million for the fourth quarter of 2013 and $36.1 million for the year ended December 31, 2013, compared to $9.7 million and $35.3 million for the comparable periods in 2012.

•                  G&A Expenses — General and administrative expenses were $4.8 million for the fourth quarter of 2013 and $14.2 million for the year ended December 31, 2013, compared to $2.5 million and $8.8 million for the comparable periods in 2012. The increase was largely driven by higher legal fees, as well as incremental expenses to support public company operations.

•                  Net Loss — Our net loss was $18.1 million for the fourth quarter of 2013 and $21.9 million for the year ended December 31, 2013, compared to a net loss of $10.4 million and $32.6 million for the comparable periods in 2012. The fourth quarter and year ended results were affected by the expenses associated with marking to market outstanding warrants to purchase of common stock.  The expenses associated with the increase in the common warrant valuation of $14.2 million and $25.6 million for the three months and year ended December 31, 2013, respectively, were due to a higher December 31, 2013 closing stock price compared to the value of the Company’s stock in earlier periods.

Upcoming Milestones

•                  Initiation of the randomized, placebo-controlled stage of the dalantercept RCC study — Acceleron expects in late March or early April to begin part 2 of the RCC study which will be a randomized comparison of the selected doses of dalantercept in combination with axitinib versus axitinib. The primary endpoint of part 2 of the trial will be progression-free survival.

•                  Initiation of a phase 2a study of dalantercept in liver cancer — Acceleron expects in late first quarter or early second quarter 2014 to begin a phase 2a study of dalantercept in combination with sorafenib in patients with hepatocellular carcinoma.

•                  Presentation of interim data from phase 2a study of sotatercept in end-stage renal disease patients on hemodialysis — Interim data from this clinical trial will be presented at the National Kidney Foundation Spring Clinical Meeting in Las Vegas, Nevada in April 2014.

•                  Interim data from the dalantercept phase 2 clinical trials in RCC and head and neck cancer — Acceleron intends to announce these interim data in late May or early June at the annual meeting of the American Society of Clinical Oncology (ASCO).

•                  Interim data from the dose escalation stages of the sotatercept and ACE-536 clinical trials in β-thalassemia and MDS — Acceleron and Celgene intend to announce interim data in June at the annual congress of the European Hematology Association (EHA).  For sotatercept and ACE-536 in β-thalassemia, we and Celgene expect to present additional interim data from non-transfusion dependent patients as well as data from transfusion dependent patients.  In transfusion dependent β-thalassemia patients treated with ACE-536, preliminary data show a decrease in the frequency of red blood cell transfusions. For MDS patients treated with ACE-536, interim data indicates that there is a positive effect on hemoglobin levels in these patients, and we look forward to presenting data from both transfusion dependent and non-transfusion dependent MDS patients at EHA in June.

•                  Initiation of a phase 1 clinical trial with ACE-083 — Acceleron is conducting preclinical activities in preparation for the submission of an Investigational New Drug (IND) application for its clinical candidate ACE-083, a locally acting drug designed to increase muscle mass and strength.  Acceleron aims to initiate a phase 1 clinical trial in the second half of 2014.

•                  Additional clinical studies for dalantercept — Acceleron is considering additional cancers such as colorectal and brain cancer to study in clinical trials that are expected to start in the second half of 2014.

Conference Call and Webcast Information

The company will host a conference call and live audio webcast to report its fourth quarter and year ended financial results for 2014 and provide a corporate update on February 26, 2014, at 9:00 AM EST.  To participate by teleconference, please dial (877) 312-5848 (domestic) or (253) 237-1155 (international) and refer to the “Acceleron Q4 Earnings Call.”  To access the live webcast, please select “Events & Presentations” in the Investors & Media section on the Company’s website (www.acceleronpharma.com).  To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the scheduled webcast.

A replay of the webcast will be archived on the Company’s website and accessible approximately two hours after the event.

About Acceleron

Acceleron is a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of novel protein therapeutics for cancer and rare diseases.  The company is a leader in understanding the biology of the Transforming Growth Factor-Beta (TGF-β) protein superfamily, a large and diverse group of molecules that are key regulators in the growth and repair of tissues throughout the human body, and in targeting these pathways to develop important new medicines. Acceleron has built a highly productive R&D platform that has generated innovative clinical and preclinical protein therapeutic candidates with novel mechanisms of action.  These protein therapeutic candidates have the potential to significantly improve clinical outcomes for patients with cancer and rare diseases.

For more information, please visit www.acceleronpharma.com.

ACCELERON PHARMA INC.

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

(Amounts in thousands)

	December 31, 2013	December 31, 2012

Cash and cash equivalents	$113,163	$39,611
Other assets	10,569	9,601
Total assets	$123,732	$49,212
Deferred revenue	$7,651	$34,600
Notes payable, net of discount	16,868	20,193
Warrants to purchase common stock	30,753	5,229
Other liabilities	10,649	11,553
Total liabilities	65,921	71,575
Redeemable convertible preferred stock	—	268,610
Stockholders’ equity (deficit)	57,811	(290,973)
Total liabilities, redeemable convertible preferred stock and Stockholders’ equity (deficit)	$123,732	$49,212

ACCELERON PHARMA INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Amounts in thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Collaboration revenue	$11,521	$3,985	$57,230	$15,254
Costs and expenses:
Research and development	10,216	9,673	36,051	35,319
General and administrative	4,756	2,506	14,227	8,824
Total costs and expenses	14,972	12,179	50,278	44,143
(Loss) income from operations	(3,451)	(8,194)	6,952	(28,889)
Other expense, net	(14,659)	(2,185)	(28,850)	(3,693)
Net loss	$(18,110)	$(10,379)	$(21,898)	$(32,582)
Accretion of dividends, interest, redemption value and issuance costs on redeemable convertible preferred stock	—	(6,744)	(19,870)	(27,061)
Gain on extinguishment of redeemable convertible preferred stock	—	—	2,765	—
Net loss applicable to common stockholders — basic and diluted	$(18,110)	$(17,123)	$(39,003)	$(59,643)
Net loss per share applicable to common stockholders:
Basic and diluted	$(0.64)	$(7.10)	$(4.15)	$(24.84)
Weighted average number of common shares used in computing net loss per share applicable to common stockholders:
Basic and diluted	28,123	2,416	9,407	2,401

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking statements about the Company’s strategy, future plans and prospects, including statements regarding the development of the Company’s compounds, including sotatercept, ACE-536, dalantercept, or ACE-083 and the Company’s TGF-β superfamily program generally, the timeline for clinical development and regulatory approval of the Company’s compounds, the expected timing for the reporting of data from ongoing trials, and the structure of the Company’s planned or pending clinical trials. The words “anticipate,” “appear,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include the risks that the Company’s cash position will be insufficient to fund operations through the first half of 2017, that preclinical testing of the Company’s compounds and preliminary data from clinical trials may not be predictive of the results or success of ongoing or later clinical trials, that data may not be available when we expect it to be, that the Company or its collaboration partner, Celgene, will be unable to successfully complete the clinical development of its compounds, that the development of the Company’s compounds will take longer or cost more than planned, that the Company may be delayed in initiating or completing any clinical trials, and that the Company’s compounds will not receive regulatory approval or become commercially successful products. Other risks and uncertainties include those identified under the heading “Risk Factors” included in the Company’s Registration Statement on Form S-1 which was declared effective by the Securities and Exchange Commission (SEC) on January 22, 2014, and other filings that the Company may make with the SEC in the future. The forward-looking statements contained in this press release reflect the Company’s current views with respect to future events, and the Company does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Source: Acceleron Pharma

CONTACT:

Acceleron Pharma Inc.
Kevin F. McLaughlin
Senior Vice President and Chief Financial Officer
617-649-9204

Media contact:

Maureen L. Suda
Suda Communications LLC
585-387-9248

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